                                                                                                                         Exhibit 12
INTERSTATE POWER AND LIGHT COMPANY
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

                                                                 Three
                                                                 Months
                                                                 Ended                      Years Ended December 31,
                                                                March 31,    ------------------------------------------------------
                                                                  2003         2002        2001       2000       1999       1998
                                                               -----------   ------------------------------------------------------
                                                                                          (Dollars in thousands)

Net income                                                        $24,957    $ 90,877    $ 98,066   $103,127   $ 97,292   $ 80,667
Income taxes                                                       16,089      62,294      52,967     65,020     69,291     52,587
                                                               -----------   ------------------------------------------------------
Income before income taxes                                         41,046     153,171     151,033    168,147    166,583    133,254
                                                               -----------   ------------------------------------------------------

Interest expense                                                   17,044      67,458      68,149     67,234     66,973     67,180
Estimated interest component of rent expense                          933       4,394       4,923      5,530      4,539      4,588
                                                               -----------   ------------------------------------------------------
Fixed charges as defined                                           17,977      71,852      73,072     72,764     71,512     71,768

Preferred dividend requirements (pre-tax basis)                     5,477       4,824       5,252      5,549      5,815      5,598

                                                               -----------   ------------------------------------------------------
Fixed charges and preferred dividend requirements                  23,454      76,676      78,324     78,313     77,327     77,366
                                                               -----------   ------------------------------------------------------

Earnings as defined                                               $59,023    $225,023    $224,105   $240,911   $238,095   $205,022
                                                               ===========   ======================================================

Ratio of Earnings to Combined Fixed Charges and
   Preferred Dividend Requirements (Unaudited)                       2.52        2.93        2.86       3.08       3.08       2.65
                                                               ===========   ======================================================